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Investors	News Media
Maggie Morris	Linda Megathlin
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mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
FIRST QUARTER 2012 RESULTS

•	First quarter 2012 net revenue was $492.0 million, an increase of 10.8% and 8.5% from the first quarter and fourth quarter 2011, respectively.

•
First quarter 2012 net income was $38.9 million, or $0.21 per diluted share, versus first quarter 2011 net (loss) of $(9.5) million, or $(0.05) per diluted share, and fourth quarter 2011 net income of $24.4 million, or $0.13 per diluted share.

•
First quarter 2012 Adjusted net income[1] was $89.0 million, or $0.49 per diluted share, versus first quarter 2011 Adjusted net income[1] of $91.1 million, or $0.50 per diluted share, and fourth quarter 2011 Adjusted net income[1] of $82.0 million, or $0.45 per diluted share.

•	March 31, 2012 ending cash balance was $193.1 million.

Almelo, the Netherlands – April 25, 2012 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the first quarter ended March 31, 2012.

Highlights of the First Quarter ended March 31, 2012

Net revenue for the first quarter 2012 was $492.0 million, an increase of $47.8 million, or 10.8%, from net revenue for the first quarter 2011 of $444.2 million, and an increase of $38.6 million, or 8.5%, from net revenue for the fourth quarter 2011 of $453.4 million.

Net income for the first quarter 2012 was $38.9 million, or $0.21 per diluted share. This compares to a net (loss) for the first quarter 2011 of $(9.5) million, or $(0.05) per diluted share and net income for the fourth quarter 2011 of $24.4 million, or $0.13 per diluted share.

Adjusted net income1 for the first quarter 2012 was $89.0 million, or $0.49 per diluted share, which was 18.1% of net revenue. This compares to Adjusted net income1 for the first quarter 2011 of $91.1 million, or $0.50 per diluted share, which was 20.5% of net revenue, and for the fourth quarter 2011 of $82.0 million, or $0.45 per diluted share, which was 18.1% of net revenue.

The Adjusted net income1 for the first quarter 2012 of 18.1% was lower than the same quarter in the prior year due primarily to the dilutive impact of the two recently acquired businesses, including the related integration costs, and unfavorable movements in foreign currency exchange rates, primarily the U.S. Dollar to Euro exchange rate.

Tom Wroe, Chairman and Chief Executive Officer, said, "We are pleased with our results for the first quarter as we delivered net revenue and Adjusted net income1 per diluted share at or above the high end of our guidance of $490 million and $0.49 per diluted share, respectively. The global end markets continue to be dynamic, and we continue to monitor them closely, but our financial expectations for the full year remain unchanged.”

The Company spent $27.4 million, or 5.6% of net revenue, on research, development and engineering related costs in the first quarter of 2012. These costs reside in both the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Comprehensive Income/(Loss).

The Company’s ending cash balance at March 31, 2012 was $193.1 million. During the first quarter, the Company generated cash of $115.0 million from operations, used cash of $15.5 million for investing activities and generated cash of $1.5 million from financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 54.7 days at the end of the first quarter compared to 63.7 days at December 31, 2011. Excluding the two recently acquired businesses, our cash conversion cycle would have been 42.7 days.

The Company recorded an income tax provision of $18.5 million for the first quarter 2012. Approximately $4.9 million of the provision, or 4.1% of Adjusted EBIT, related to taxes that are payable in cash and approximately $13.6 million related to deferred income tax expense and other income tax expense.

The Company’s total indebtedness at March 31, 2012 was $1.83 billion. The Company’s Net debt2 was $1.64 billion resulting in a Pro Forma Net leverage ratio2 of 3.2X.

Robert Hureau, Chief Financial Officer, said, “We are pleased with the growth in cash during the quarter. Free cash flow3 was $99.0 million. Capital expenditures, cash interest, cash taxes and working capital were all in line with or better than our expectations.”

Segment Performance

	Three months ended
$ in 000s	March 31, 2012	March 31, 2011	December 31, 2011
Sensors net revenue	$359,594	$301,378	$340,047
Sensors profit from operations	$97,940	$96,187	$96,938
% of Sensors net revenue	27.2%	31.9%	28.5%

Controls net revenue	$132,414	$142,851	$113,318
Controls profit from operations	$42,161	$49,357	$31,829
% of Controls net revenue	31.8%	34.6%	28.1%

Guidance

Our net revenue and Adjusted net income1 per share guidance for the full year 2012 remain unchanged. The Company anticipates net revenue of $1.95 to $2.05 billion which, at the midpoint, represents growth of 9.5% compared to the full year 2011 net revenue of $1.83 billion. The Company expects Adjusted Net Income1 of $366 to $403 million, or $2.00 to $2.20 per diluted share for the full year 2012. This guidance assumes a diluted share count of 183.0 million for the full year 2012.

The Company anticipates net revenue of $495 million to $515 million for the second quarter 2012, which, at the midpoint, represents growth of 11.0% compared to the second quarter 2011 net revenue of $455.0 million. The Company also expects to achieve earnings per diluted share calculated in accordance with GAAP of $0.21 to $0.25 in the second quarter of 2012. In addition, the Company expects Adjusted net income1 of $94 million to $102 million, or $0.52 to $0.56 per diluted share, for the second quarter 2012. This guidance assumes a diluted share count of 182.5 million for the second quarter of 2012.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income (loss).

2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The Pro Forma Net leverage ratio represents Net debt divided by Pro Forma Adjusted EBITDA for the last twelve months. Pro Forma Adjusted EBITDA assumes the acquired High Temperature Sensing business had been in the results for the last twelve months.

3Free cash flow represents net cash provided by operating activities ($115 million) less capital expenditures ($16 million).

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its first quarter ended March 31, 2012. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 70471964. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 70471964. A replay of the call will be available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business.  Such forward-looking statements include, among other things, the Company’s anticipated results for the second quarter and full year of 2012.  Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; adverse developments in the automotive industry; integration of acquired companies; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; fundamental changes in the industries in which the Company operates; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income/(Loss)
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended
	March 31, 2012	March 31, 2011
Net Revenue	$492,008	$444,229
Operating costs and expenses:
Cost of revenue	325,248	277,245
Research and development	13,294	8,767
Selling, general and administrative	38,579	44,444
Amortization of intangible assets & capitalized software	36,126	34,252
Restructuring	563	647
Total operating costs and expenses	413,810	365,355
Profit from operations	78,198	78,874
Interest expense	(25,215)	(23,113)
Interest income	241	253
Currency translation gain/(loss) and other, net	4,173	(40,644)
Income before taxes	57,397	15,370
Provision for income taxes	18,481	24,895
Net income/(loss)	$38,916	$(9,525)

Comprehensive income/(loss)	$38,881	$(7,717)

Net income/(loss) per share:
Basic	$0.22	$(0.05)
Diluted	$0.21	$(0.05)

Weighted-average ordinary shares outstanding:
Basic	176,766	173,943
Diluted	181,505	173,943

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$193,106	$92,127
Accounts receivable, net of allowances	290,557	261,425
Inventories	200,460	197,542
Deferred income tax assets	10,065	9,989
Prepaid expenses and other current assets	32,101	32,083
Total current assets	726,289	593,166
Property, plant and equipment, net	339,087	338,923
Goodwill	1,748,239	1,746,821
Other intangible assets, net	701,450	737,560
Deferred income tax assets	4,086	4,086
Deferred financing costs	25,421	26,477
Other assets	9,459	9,618
Total assets	$3,554,031	$3,456,651
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$13,816	$13,741
Accounts payable	185,850	155,346
Income taxes payable	3,987	6,012
Accrued expenses and other current liabilities	114,264	100,674
Deferred income tax liabilities	3,479	3,479
Total current liabilities	321,396	279,252
Deferred income tax liabilities	275,399	262,091
Pension and post-retirement benefit obligations	22,449	22,287
Capital lease and other financing obligations, less current portion	43,260	43,478
Long-term debt, net of discount, less current portion	1,775,938	1,778,491
Other long-term liabilities	24,989	26,101
Total liabilities	2,463,431	2,411,700
Total shareholders’ equity	1,090,600	1,044,951
Total liabilities and shareholders’ equity	$3,554,031	$3,456,651

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the three months ended
	March 31, 2012	March 31, 2011
Cash flows from operating activities:
Net income/(Ioss)	$38,916	$(9,525)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	14,844	10,802
Amortization of deferred financing costs and original issue discounts	1,356	2,086
Currency translation loss on debt	356	46,781
Share-based compensation	1,916	2,036
Amortization of inventory step-up to fair value	—	524
Amortization of intangible assets and capitalized software	36,127	34,252
Gain on disposition of assets	(723)	(197)
Deferred income taxes	13,232	18,701
Other non-cash items	(4,374)	(1,938)
Changes in operating assets and liabilities, net of effects of acquisitions	13,304	(21,592)
Net cash provided by operating activities	114,954	81,930
Cash flows from investing activities:
Acquisition of Magnetic Speed and Position, net of cash received	—	(136,872)
Additions to property, plant and equipment and capitalized software	(15,934)	(22,061)
Proceeds from sale of assets	459	600
Net cash used in investing activities	(15,475)	(158,333)
Cash flows from financing activities:
Proceeds from exercise of stock options	4,852	6,335
Payments of debt issuance costs	(103)	—
Payments on debt	(3,249)	(4,267)
Net cash provided by financing activities	1,500	2,068
Net change in cash and cash equivalents	100,979	(74,335)
Cash and cash equivalents, beginning of period	92,127	493,662
Cash and cash equivalents, end of period	$193,106	$419,327

Net Revenue by Business, Geography and End Market

(% to total net revenue)	Three months ended March 31,
	2012	2011
Sensors	73.1%	67.8%
Controls	26.9%	32.2%
Total	100.0%	100.0%

(% to total net revenue)	Three months ended March 31,
	2012	2011
Americas	36.8%	40.9%
Europe	31.0%	24.8%
Asia	32.2%	34.3%
Total	100.0%	100.0%

(% to total net revenue)	Three months ended March 31,
	2012	2011
European automotive	26.8%	20.7%
North American automotive	16.6%	18.3%
Asian automotive	20.4%	19.6%
Rest of world automotive	0.8%	1.0%
Heavy vehicle off-road	7.7%	6.5%
Appliance and heating, ventilation and air-conditioning	9.5%	12.5%
Industrial	8.3%	11.0%
All other	9.9%	10.4%
Total	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before costs related to our initial public offering, costs associated with our debt refinancing, loss/(gain) on currency translation on debt and unrealized loss/(gain) on other hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, amortization of inventory step-up to fair value, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring costs, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile Net income/(loss) to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income/(loss) to Adjusted net income for the first quarter ended March 31, 2012 and 2011.

(In 000s, except per share amounts)	Three months ended March 31,
	2012	2011
Net income/(loss)	$38,916	$(9,525)
Unrealized (gain)/loss on other hedges and loss/(gain) on currency translation on debt, net	(4,616)	44,992
Amortization of inventory step-up to fair value	—	524
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	39,615	34,329
Deferred income tax and other tax expense	13,629	18,663
Amortization of deferred financing costs	1,356	2,086
Restructuring	81	—
Total adjustments	$50,065	$100,594
Adjusted net income	$88,981	$91,069
Weighted average diluted shares outstanding used in Adjusted net income per share calculation	181,505	180,808[1]
Adjusted net income per share	$0.49	$0.50

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $0.2 million and $0.1 million for the three months ended March 31, 2012 and 2011, respectively.

1The following table reconciles diluted outstanding shares in accordance with GAAP to diluted outstanding shares used in the calculation of Adjusted net income per share. The Q1’11 GAAP diluted outstanding shares number excludes certain shares due to their anti-dilutive nature given the net loss. The Company believes that including these shares in the diluted number for purposes of calculating Adjusted net income per share is more meaningful to investors.

(In 000s)	Three Months Ended March 31,
	2012	2011
GAAP – diluted shares	181,505	173,943
Shares excluded from calculation due to net loss	—	6,865
Adjusted net income – diluted shares	181,505	180,808

The following unaudited table identifies where in the Condensed Consolidated Statement of Comprehensive Income/(Loss) the adjustments to reconcile Net income/(loss) to Adjusted net income were recorded for the first quarter ended March 31, 2012 and 2011.

($ in 000s)	Three months ended March 31,
	2012	2011
Cost of revenue	$3,944	$1,037
Amortization of intangible assets and capitalized software	35,671	33,816
Restructuring	81	—
Interest expense	1,356	2,086
Currency translation (gain)/loss and other, net	(4,616)	44,992
Provision for income taxes	13,629	18,663
Total adjustments	$50,065	$100,594

The following unaudited table reconciles the Company’s Projected GAAP earnings per share to projected Adjusted net income per diluted share for the second quarter and full year ended December 31, 2012. The amounts in the tables below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended June 30, 2012		Full year ended December 31, 2012
	Low End	High End	Low End	High End
Projected GAAP earnings per diluted share	$0.21	$0.25	$0.77	$0.97
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.21	0.21	0.82	0.82
Deferred income tax and other tax expense	0.09	0.09	0.34	0.34
Amortization of deferred financing costs	0.01	0.01	0.03	0.03
Restructuring	0.01	0.01	0.04	0.04
Projected Adjusted net income per diluted share	$0.52	$0.56	$2.00	$2.20
Weighted average diluted shares outstanding used in Adjusted net income per share calculation (in 000s)	182,500	182,500	183,000	183,000

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Comprehensive Income/(Loss), Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Comprehensive Income/(Loss), Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained. Actual results could differ from those estimates. Certain reclassifications have been made to prior periods to conform to current period presentation.